SUPPLY AGREEMENT




         THIS SUPPLY AGREEMENT (the "Supply Agreement") is made this 6th day of March, 1996 by and between DENTSPLY INTERNATIONAL INC., a Delaware corporation, having a place of business at 4014 Grand Avenue, Chicago, Illinois ("DENTSPLY") AND Gendex-Del Medical Imaging Corp., a Delaware corporation with a principal place of business at 11550 West King Street, Franklin Park, Illinois ("Purchaser") and DEL GLOBAL TECHNOLOGIES CORP., a New York corporation with offices at 1 Commerce Park, Valhalla, New York ("Del").



                                    RECITALS


         A. Concurrent with the execution hereof, DENTSPLY is selling to Purchaser and Purchaser is purchasing from DENTSPLY (the "Purchase") certain assets used in the production and sale of medical x-ray equipment and systems (the "Medical Products"). The terms of the Purchase are set forth in an Asset Purchase Agreement between the parties of even date ("Purchase Agreement").

         B. DENTSPLY produces some components and parts for the Medical Products at its facilities located at Grand Avenue, Chicago, IL. ("Grand Avenue") and Oakton Street, Des Plaines, IL ("Des Plaines") (collectively the "Facilities").

         C. After the Purchase, Purchaser desires to have DENTSPLY continue to supply from the Facilities certain components and parts to Purchaser for the Medical Products (the "Fabricated Parts").

         D. There are supplies of input products and raw materials at the Facilities which are used exclusively for the production of Fabricated Parts ("Medical Inventory").

         E. DENTSPLY desires to continue to supply Fabricated Parts to Purchaser.

         F. DENTSPLY and Purchaser desire to enter into this Agreement in connection with the Purchase.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:





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         1. Recitals. The Recitals are incorporated herein by this reference.

         2. Term. The Term of this Agreement shall be six (6) months from the date set forth above.

         3. Production and Supply of Fabricated Parts. Fabricated Parts shall be produced and purchased in accordance with the following terms and conditions:

                   (a) Production and Sale. DENTSPLY shall produce and sell to Purchaser, and Purchaser shall purchase from DENTSPLY Fabricated Parts during the Term. In addition to open orders at the date of this Agreement, Purchaser shall be obligated to place purchase orders for selected Fabricated Parts from Seller during the Term with an aggregate dollar value not less than two million, five hundred thousand dollars ($2,500,000). Purchaser shall provide to DENTSPLY, within ten (10) business days after the date of this Agreement, a purchase order for all of the Fabricated Parts to be purchased by Purchaser under this Agreement, which shall include requested delivery dates and other information as mutually agreed upon by the parties.

                   (b) Price. The price of the Fabricated Parts shall be as set forth on Exhibit A, not including the mark-up reflected on Exhibit A, which DENTSPLY represents is its fully allocated transfer pricing for the Products during 1995.

                   (c) Specifications. Specifications for the Fabricated Parts shall be those in existence at the time of the Purchase, except that the specifications may be changed upon mutual agreement of the parties or if required by law or regulation.

                   (d) Prior Notice. In the event Purchaser is in need of more Fabricated Parts than the historic requirements, Purchaser shall give DENTSPLY twenty (20) days written notice of their need for additional Fabricated Parts. Under such circumstances, DENTSPLY shall either accept or reject such proposed increase and if accepted, DENTSPLY shall be allowed to adjust the price to cover increased cost necessitated by the greater demand requested. Any price increase shall be communicated and agreed to by Purchaser prior to the production of the increased Fabricated Parts.

                   (e) Payment. Purchaser shall pay DENTSPLY for the Fabricated Parts within thirty (30) days of receipt of invoice from DENTSPLY.




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                   (f) Shipping and Inventory. The Fabricated Parts shall be
         delivered to Purchaser F.O.B. the dock at the Facility at which the Fabricated Parts were produced.

         4. Termination. The parties may mutually agree to terminate this Agreement prior to the expiration of its Term or Renewal Term.

         5. Force Majeure. If DENTSPLY or Purchaser is prevented from performing any term of this Agreement by reason of a labor dispute, an act of God, or the elements, the inability to obtain necessary labor or materials, or for any other reason beyond the control of DENTSPLY or Purchaser, DENTSPLY and Purchaser shall not be considered in default of this Agreement.

         6. Compliance with Law. All Fabricated Parts delivered by DENTSPLY to Purchaser under the terms of this Agreement shall conform to the specifications and applicable laws and regulations, including those of the United States Food and Drug Administration. DENTSPLY warrants that its production of Fabricated Parts hereunder shall be free from defects in workmanship and in accordance with Good Manufacturing Practices, all applicable laws and regulations and the specifications.

         7. Inspections. Upon receipt of at least twenty-four hours prior notice, DENTSPLY shall permit Purchaser reasonable access to the Facilities for purposes of and in connection with the requirements of this Agreement. DENTSPLY shall promptly notify Purchaser of any discrepancies that affect the Fabricated Parts noted during any inspection of the Facilities by the United States Food and Drug Administration or any state or local regulatory agencies.

         8. Records. DENTSPLY shall keep complete, true and accurate records with respect to manufacturing practices, quality assurance measures, analytical procedures and its resultant data with respect to the Fabricated Parts and shall allow Purchaser access to those records insofar as they relate to the Fabricated Parts.

         9. Indemnity.

                   (a) DENTSPLY Indemnity. If any person shall suffer any damages or personal injury as a result of DENTSPLY's actions or failure to act hereunder, or alleges to have suffered any such damage or personal injury, DENTSPLY shall indemnify, hold harmless and defend Purchaser, its subsidiaries, officers, directors, shareholders, agents, employees and assigns from and against all such claims of whatever kind and nature, including all costs, expenses, damages, losses and liabilities whatsoever incurred or suffered by Purchaser, including reasonable attorney's fees, unless the cause of said damage or personal injury was the result of an act or omission or the negligence of



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         Purchaser. Purchaser shall send DENTSPLY notice of any suit, claim or damage of which they have notice and for which these provisions may apply. In the event a suit is begun, Purchaser shall have the right to appear in defense of any such suit on its own behalf and, if DENTSPLY has entered a defense for Purchaser, at its own cost. The appearance of Purchaser in such a suit shall not otherwise waive its rights to require DENTSPLY to fulfill its obligations under this Agreement.

                   (b) Purchaser Indemnity. If any person shall suffer any damages or personal injury as a result of Purchaser's actions or failure to act hereunder, or alleges to have suffered any such damage or personal injury, Purchaser shall indemnify, hold harmless and defend DENTSPLY, its subsidiaries, officers, directors, shareholders, agents, employees and assigns from and against all such claims of whatever kind and nature, including all costs, expenses, damages, losses and liabilities whatsoever incurred or suffered by DENTSPLY, including reasonable attorney's fees, unless the cause of said damage or personal injury was the result of an act or omission or negligence of DENTSPLY. DENTSPLY shall send Purchaser notice of any suit, claim or damage of which they have notice and for which these provisions may apply. In the event a suit is begun, DENTSPLY shall have the right to appear in defense of any such suit on its own behalf and, if Purchaser has entered a defense for DENTSPLY, at its own cost. The appearance of DENTSPLY in such a suit shall not otherwise waive its rights to require Purchaser to fulfill its obligations under this Agreement.

         10. Insurance.

                   (a) DENTSPLY Insurance. DENTSPLY shall carry and maintain (i) Product Liability Insurance in the amount of One Million Dollars ($1,000,000.00), combined single limit, for bodily injury and property damage; (ii) General Liability insurance in the amount of One Million Dollars ($1,000,000.00), combined single limit, for bodily injury and property damage which shall cover DENTSPLY's performance of its obligations hereunder. DENTSPLY shall keep said insurance in full force and effect. Current certificates of insurance shall be provided to Purchaser upon request.

                   (b) Purchaser Insurance. Purchaser shall carry and maintain
         (i) Product Liability Insurance in the amount of One Million Dollars ($1,000,000.00), combined single limit, for bodily injury and property damage; (ii) General Liability insurance in the amount of One Million Dollars ($1,000,000.00), combined single limit, for bodily injury and property damage which shall cover Purchaser's performance of its obligations hereunder. Purchaser shall keep said insurance in full




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         force and effect. Current certificates of insurance shall be provided to DENTSPLY upon request.

         11. Default. No liability shall accrue for any default of DENTSPLY or Purchaser hereunder until thirty (30) days after receipt by DENTSPLY or Purchaser of a written notice from the other, specifying in detail such default. DENTSPLY or Purchaser shall be deemed to have corrected or remedied any default when DENTSPLY or Purchaser shall in good faith take action to correct such default if such action is thereafter pursued with due diligence.

         12. Attorney's Fees; Costs. In the event suit is brought or an attorney is retained by either party to this Agreement to enforce the terms of this Agreement or to collect for the breach hereof or for the interpretation of any provision herein in dispute, the prevailing party shall be entitled to recover, in addition to any other remedy, reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith. If suit is commenced, attorneys' fees shall subject to review and approval by the Court.

         13. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given upon personal delivery or confirmed telefax or upon certified, postage prepaid, return receipt requested, to Purchaser or DENTSPLY, at the addresses set forth on the first page of this Agreement, or at such other address as Purchaser or DENTSPLY may specify in writing delivered in a like manner.

         14. Governing Law. The substantive law (and not the law of conflicts) of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement may be brought in the United States Federal Courts in the State of Delaware or the Courts of Chancery, in the State of Delaware. The parties hereto hereby accept the jurisdictions of such courts for the purpose of any such action or proceeding, and agree that venue for any action or proceeding brought in the State of Delaware shall lie in the United States Federal Courts or the Courts of Chancery located in New Castle County, Delaware, as the case may be. Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

         15. Construction and Interpretation. This Agreement shall be deemed to be drafted by both the parties hereto, and no rule of construction shall be invoked respecting the authorship hereof.

         16. Non-Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no way affect the right of




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such party at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

         17. Assignment. This Agreement may be assigned by either party to its corporate parent or affiliates. All of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         18. Captions. The captions used in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         19. Severability. Whenever possible each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         20. Cooperation. The parties shall each provide the documents and instruments and perform such other acts and deeds and shall otherwise reasonably cooperate with each other for the purpose of carrying out the transactions contemplated by this Agreement.

         21. Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

         22. Del Subsidiary. Purchaser is a wholly owned subsidiary of Del and DENTSPLY is entering the Purchase Agreement and this Supply Agreement in reliance upon Del's guaranty of Purchaser's performance with respect to the transactions herein contemplated. As such, Del hereby agrees that it shall be joint and severally liable with Purchaser for any and all obligations of Purchaser hereunder, including agreements incorporated by reference.

         23. Entire Agreement. This Agreement in combination with the Purchase Agreement, sets forth the entire agreement and understanding of the parties and supersedes all prior and contemporaneous agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. This Agreement may be amended, modified, superseded or canceled, and the terms or covenants



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hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver by the party waiving compliance.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


DENTSPLY INTERNATIONAL INC.


By:       /s/Edward Yates
          ----------------------------
Title:    Senior Vice President & CFO
          ----------------------------



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                                SUPPLY AGREEMENT


GENDEX-DEL MEDICAL IMAGING CORP.

By:       /s/David Engel
          ----------------------------------
Title:    Executive Vice President and Chief
          ----------------------------------
          Financial Officer
          ----------------------------------


DEL GLOBAL TECHNOLOGIES CORP.

By:       /s/David Engel
          ----------------------------------
Title:    Executive Vice President and Chief
          ----------------------------------
          Financial Officer
          ----------------------------------





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                                    EXHIBIT A


                                     PRICES



The prices for any Fabricated Part shall be the prices set forth in the second column on the attached price list.